Exhibit 99

Westvaco		Westvaco Corporation
News Release		One High Ridge Park
Stamford, CT 06905
Media Contact:	William P. Fuller III	(203) 461-7580
Investor Relations Contact:	Roger A. Holmes Kathleen Weiss	(203) 461-7537 203 461 7543

FOR IMMEDIATE RELEASE

WESTVACO REPORTS FOURTH QUARTER AND FULL YEAR EARNINGS

STAMFORD, CT, November 20, 2001 - Westvaco Corporation (NYSE: W) today reported earnings before non-recurring items for the fiscal fourth quarter of $36.3 million ($.36 per share) and fiscal 2001 earnings of $109.6 million ($1.09 per share). Earnings for the quarter included a non-recurring tax benefit of $.05 per share, due primarily to the resolution of prior year tax audits, and a $53.7 million pretax restructuring charge, equal to $.33 per share. Reported net earnings for the quarter were $8.4 million ($.08 per share) and for the full year $88.2 million ($.87 per share).

Fourth quarter 2001 sales were $1.0 billion compared to $1.1 billion in the fourth quarter of 2000. Sales for the full year ended on October 31, 2001 were $3.94 billion versus $3.86 billion for fiscal 2000. For the fiscal 2000 fourth quarter, earnings before non-recurring items were $78.9 million ($.78 per share) and for the full fiscal year 2000 $262.2 million ($2.60 per share). Reported net earnings for the fourth quarter 2000 were $80.7 million ($.80 per share) and for the full year 2000 $245.9 million ($2.44 per share).

The company's overall fourth quarter performance reflects lower demand and prices for paper and paperboard due to global economic weakness, as well as energy costs that were higher than year-ago levels. Demand for coated printing papers also continued to be affected by the strength of the U.S. dollar, which made imported papers more competitive.

Several of the company's businesses performed well during the quarter, including the export portion of bleached paperboard sales and the company's specialty chemicals business, which both posted improved results compared to the fourth quarter of 2000. Westvaco's ongoing program to divest non-strategic timberlands resulted in a fourth quarter pretax gain of $21.4 million, or $13.3 million ($.13 cents per share) after tax. For all of fiscal 2001 pretax gains from land sales totaled $34.7 million, or $21.5 million ($.21 cents per share) after tax.

On August 29, Westvaco and The Mead Corporation announced a merger of equals that will create a global enterprise with leading positions in packaging, coated and specialty papers, consumer and office products, and specialty chemicals. The companies are making rapid progress toward completing the merger.

"As we prepare for our planned merger with Mead, we are highly focused on developing rigorous programs to achieve $325 million in synergies that we have targeted within two years," said John A. Luke, Jr., Chairman and CEO. "We are intent on generating higher earnings and higher returns on capital by building on the strong - and in many cases complementary - businesses of Mead and Westvaco."

The fourth quarter pretax charge of $53.7 million primarily reflects the closing of a paper mill in Tyrone, PA, and packaging plants in Richmond, VA, and Memphis, TN. Restructuring actions taken in the fourth quarter will result in annual pretax savings of about $50 million. In addition, earnings for the quarter reflect the effect of market related downtime that was partially offset by a LIFO (last in-first out) credit. Energy prices in the quarter were about seven percent higher than during the same period last year and reduced earnings by $.02 per share compared to the fourth quarter of 2000.

In Westvaco's packaging segment, fourth quarter 2001 operating profit totaled $35.0 million, down from $112.9 million in the fourth quarter of 2000. Segment sales totaled $626 million, compared to $669 million in the fourth quarter of 2000. During the quarter, shipments and prices remained generally stable for bleached paperboard sold for high-value applications such as aseptic and pharmaceutical packaging. In more competitive bleached paperboard markets, prices and shipments declined. Bleached paperboard shipments were also reduced by unexpected and temporary manufacturing difficulties at the company's mill in Evadale, TX. Results for the company's mill in Charleston, SC, were weaker due to lower linerboard prices and reduced demand for saturating kraft paper in global markets. Overall, production at the company's U.S. paperboard mills was reduced by 70,000 tons due to downtime taken for market-related reasons and the manufacturing interruption at Evadale. The company's Brazilian packaging business, Rigesa, Ltda., experienced decreased sales and profits due to that country's weakening economy and currency. Despite these challenges, Rigesa's return on capital employed was strong.

In consumer packaging, the company's European operations improved compared to the fourth quarter of 2000, reflecting improvement in entertainment packaging and the acquisition earlier this year of Alfred Wall AG. U.S. markets for DVD and CD packaging, where demand was slower than usual during August and September, saw better than normal seasonal strengthening during the month of October.

In the paper segment, which includes the company's envelope business, fourth quarter operating profit was $13.4 million, compared to $37.6 million in the fourth quarter of 2000. Sales totaled $275 million compared to $313 million in the fourth quarter a year earlier. Segment results reflect weaker market conditions, especially in September and October, as many end-users postponed or cancelled major printing projects. Fourth quarter results also reflect market-related downtime of about 10,000 tons at the company's Luke, MD, and Wickliffe, KY, mills and competition from imports due to the continuing strength of the U.S. dollar.

In the chemical segment, fourth quarter operating profit totaled $19.0 million compared to $17.0 million in the fourth quarter of 2000. Sales totaled $89 million compared to $94 million in the fourth quarter a year earlier. Despite declining sales, segment performance improved because of greater operating efficiency. Sales of ink resins remained strong, and results for the activated carbon business remained stable, reflecting the success of the auto industry's sales promotions.

Westvaco Corporation headquartered in Stamford, CT, is a leading producer of paperboard and value-added packaging for media, pharmaceutical and consumer markets, and is a major producer of coated papers and specialty chemicals. The company operates in 21 countries, serves customers in more than 70 countries and employs approximately 17,000 people worldwide.

Additional Information

The Mead Corporation ("Mead") and Westvaco Corporation ("Westvaco") have filed with the SEC a registration statement on Form S-4 on behalf of MW Holding Corporation containing a preliminary joint proxy statement/prospectus and other relevant documents concerning the proposed transaction. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ON THE PROPOSED TRANSACTION. Investors may obtain the documents free of charge at the SEC's web site. In addition, documents filed with the SEC by Mead or Westvaco with respect to the proposed transaction may be obtained free of charge by contacting The Mead Corporation, Mead World Headquarters, Courthouse Plaza Northeast, Dayton, Ohio 45463, Attention: Mark Pomerleau, Director of Investor Relations (tel.: (937) 495-3456), or Westvaco Corporation, One High Ridge Park, Stamford, Connecticut 06905, Attention: John W. Hetherington (tel.: (203) 461-7500). INVESTORS SHOULD READ THE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION. Mead and Westvaco and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Mead shareholders and Westvaco shareholders, respectively, in connection with the proposed merger between Mead and Westvaco. For more information on who may be deemed to be participants in the solicitation of proxies, please see Westvaco's Current Report on Form 8-K filed with the SEC on October 18, 2001.

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to, events or circumstances which affect the ability of Mead and Westvaco to integrate successfully and achieve the anticipated benefits of the transaction; competitive pricing for each company's products; changes in raw materials; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the U.S. and international economies, especially in Asia and Brazil; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; and currency movements. Mead and Westvaco undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in each Company's reports filed with the SEC.

(Please see attached tables)

Consolidated statement of income
In thousands, except per share data	Fourth Quarter		Twelve months
[Unaudited]	ended October 31		ended October 31
	2001	2000	2001	2000
Sales	$1,002,386	$1,081,688	$3,935,482	$3,856,542
Other income (expense), net	19,731	28,260	48,150	56,940
	1,022,117	1,109,948	3,983,632	3,913,482
Cost of products sold	733,396	758,042	2,893,939	2,706,037
Selling, research and administrative expenses	96,459	87,761	364,406	281,694
Depreciation and amortization	91,118	81,820	347,444	313,948
Restructuring charges	48,843	2,986	51,694	16,086
Interest expense	51,010	53,412	207,639	192,145
	1,020,826	984,021	3,865,122	3,509,910
Income before taxes and extraordinary charge	1,291	125,927	118,510	403,572
Income taxes	[7,100]	45,200	30,300	148,900
Net income	8,391	80,727	88,210	254,672
Extraordinary charge - extinguishment of debt, net of taxes	-	-	-	[8,803]
Net income	$ 8,391	$ 80,727	$ 88,210	$ 245,869

Net income per share-basic and diluted:
Income before extraordinary item	$ .08	$ .80	$ .87	$ 2.53
Extraordinary charge	-	-	-	[.09]
Net income	$ .08	$ .80	$ .87	$ 2.44
Shares used to compute net income per share:
Basic	102,376	100,662	101,475	100,578
Diluted	102,463	100,814	101,564	100,916

Note: Sales and cost of sales have been restated to comply with a new accounting rule EITF Issue 00-10 for the classification of shipping costs. The change had no effect on net earnings or cash flows.

Consolidated balance sheet
[Unaudited] In thousands	At October 31
	2001			2000
Assets
Cash and marketable securities	$ 81,207			$ 225,308
Receivables, net	414,657			421,707
Inventories	426,365			333,284
Prepaid expenses	93,441			83,378
Current assets	1,015,670			1,063,677
Plant and timberlands-net	4,227,243			4,196,583
Other assets	1,544,076			1,309,643
	$6,786,989			$6,569,903

Liabilities and shareholders' equity
Current liabilities	$ 701,051			$ 566,918
Long-term debt	2,660,467			2,686,674
Other long-term obligations	76,834			75,979
Deferred income taxes	1,007,784			907,739
Shareholders' equity	2,340,853			2,332,593
	$6,786,989			$6,569,903

Westvaco Corporation and consolidated subsidiary companies
Consolidated statement of cash flows [Unaudited] In thousands	Twelve months
	ended October 31
	2001	2000
Cash flows from operating activities:
Net income	$ 88,210	$ 245,869
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for depreciation and amortization	347,444	313,948
Provision for deferred income taxes	43,595	94,914
Gains on sales of plant and timberlands	[37,683]	[26,822]
Pension credits and other employee benefits	[126,094]	[92,858]
Loss on extinguishment of debt	-	8,803
Restructuring charges	51,694	16,086
Net changes in assets and liabilities:	[92,733]	25,305
Other, net	[21,791]	[2,100]
Net cash provided by operating activities	252,642	583,145
Cash flows from investing activities:
Additions to plant and timberlands	[290,371]	[213,976]
Payments for acquisitions, net of cash acquired	[81,217]	[1,342,858]
Proceeds from sales of assets	48,251	81,639
Other	[242]	160
Net cash used in investing activities	[323,579]	[1,475,035]
Cash flows from financing activities:
Proceeds from issuance of common stock	6,333	9,266
Proceeds from issuance of debt	1,125,274	2,611,504
Dividends paid	[89,347]	[88,494]
Treasury stock purchases	[1,560]	[2,345]
Repayment of notes payable and long-term debt	[1,103,593]	[1,523,702]
Net cash [used in] provided by financing activities	[62,893]	1,006,229

Effect of exchange rate changes on cash	[10,271]	2,177
Increase [decrease] in cash and marketable securities	[144,101]	116,516
Cash and marketable securities:
At beginning of period	225,308	108,792
At end of period	$ 81,207	$ 225,308

Westvaco Corporation and consolidated subsidiary companies
Business segment information
Unaudited [In millions]	Fourth quarter ended October 31		Twelve months ended October 31
Sales	2001	2000	2001	2000
Packaging	$ 588.6	$ 621.0	$2,339.5	$2,089.7
Rigesa	37.5	47.6	163.7	174.9
Packaging total	626.1	668.6	2,503.2	2,264.6
Paper	274.9	313.0	1,058.3	1,225.8
Chemical	88.6	94.3	347.8	358.0
Corporate and other	26.0	26.4	88.1	96.9
Total	1,015.6	1,102.3	3,997.4	3,945.3
Intersegment eliminations	[13.2]	[20.7]	[61.9]	[88.8]
Consolidated totals	$1,002.4	$1,081.6	$3,935.5	$3,856.5

Operating profit
Packaging	$ 29.1	$ 100.1	$ 165.0	$ 318.7
Rigesa	5.9	12.8	31.1	32.5
Packaging total	35.0	112.9	196.1	351.2
Paper	13.4	37.6	50.8	140.6
Chemical	19.0	17.0	62.9	64.5
Corporate and other *	[66.1]	[41.5]	[191.3]	[152.7]
Consolidated totals	$ 1.3	$ 126.0	$ 118.5	$ 403.6

* Includes the restructuring charges and other pre-tax expenses, including interest.

Westvaco Corporation and consolidated subsidiary companies